                                                                  Exhibit (c)(2)


                                                                    CONFIDENTIAL

Banc of America Securities provides investment banking and securities products domestically and, on a limited basis, offshore. Other products and services, including products and services that may be referenced in the accompanying materials, may be provided through affiliates of Banc of America Securities. Copyright 2001 Banc of America Securities LLC. Banc of America Securities LLC, member NYSE/NASD/SIPC, is a subsidiary of Bank of America Corporation.


                Project PEPPER
                Discussion Materials for the Special Committee





                June 27, 2001


                                               [Banc of America Securities Logo]

--------------------------------------------------------------------------------





These materials are based solely on information contained in publicly available documents and certain other information provided to Banc of America Securities LLC ("BAS") by management and the Special Committee of Disinterested Directors ("Special Committee") of PEPPER. BAS has not independently attempted to investigate or to verify such publicly available information, or other information provided to BAS and included herein or otherwise used. BAS has relied, without independent investigation, upon the accuracy, completeness and reasonableness of such publicly available information and other information provided to BAS. These materials are being furnished, and should be considered only in connection, with the oral presentation being provided by BAS in connection herewith. The preparation of these materials was completed on June 25, 2001. These materials are intended for the benefit and use of the Special Committee for purposes of their evaluation of the proposed transaction and may not be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of BAS in each instance.

                                               [Banc of America Securities Logo]

Table of Contents
--------------------------------------------------------------------------------

I.   Transaction Overview

II.  Overview of PEPPER

III. Valuation Considerations

IV.  Fairness Opinion Letter



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--------------------------------------------------------------------------------
I. Transaction Overview



                                               [Banc of America Securities Logo]

Transaction Overview
--------------------------------------------------------------------------------
Overview

     . PJ Acquisition Corp. (the "Acquiror") has offered to acquire all of the issued and outstanding common stock, par value $0.01 per share (the "Shares") that Richard F. Sherman, Douglas T. Stephens, Stephen P. Langford, Martin T. Hart, Michael J. Grisanti, Jack A. Laughery, Frank O. Keener and Michael M. Fleishman (collectively, the "Insider Group") do not currently own (or approximately 60% of the outstanding Shares), at a price of $8.75 net to the seller in cash (the "Proposed Transaction")

        . 2,601,952 Shares (a)

        . $8.75 per Share, net to the seller in cash

        . The Proposed Transaction is structured as a cash tender offer (the
          "Offer") for all the outstanding Shares with a 90% minimum condition of all Shares outstanding (or approximately 83% of Shares not owned by the Insider Group)

($ in millions, except per share data)
-------------------------------------------------------------------------------------
                                                                 Proposed Transaction
-------------------------------------------------------------------------------------
Option Adjusted Shares to Be Acquired (a)                             2,601,952
Price Per Share                                                          $ 8.75
Cost of Shares to be Acquired                                       $      22.8

Total Option Adjusted Shares Outstanding (b)                          4,346,347
Equity Value (100%)                                                 $      38.0
Net Debt, at Book Value                                                    (0.0)
                                                                    -----------------
Total Aggregate Value                                               $      38.0
-------------------------------------------------------------------------------------

(a) Includes 2,587,298 Shares and 66,000 options outstanding with exercise prices below $8.75 (exercise prices ranging from $6.38 - $6.78).

(b) Includes 4,323,648 Shares and 86,000 options outstanding with exercise prices below $8.75 (exercise prices ranging from $5.56 - $7.63).


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Transaction Overview
--------------------------------------------------------------------------------
Overview (continued)


 . Multiples implied by the Proposed Transaction are:

($ in millions)
==============================================================================================
Total Aggregate Value as a Multiple of:                                              Implied
                                                               Statistic (a)           Value
----------------------------------------------------------------------------------------------
 Revenue                                      LTM             $  115.2                  0.33 x
                                            2001E                115.9                  0.33

 EBITDA                                       LTM             $    9.4                   4.0 x
                                            2001E                  8.8                   4.3

 EBIT                                         LTM             $    5.2                   7.4 x
                                            2001E                  4.7                   8.2

Current PEPPER Share Price as a Multiple of:
 Earnings per Share                           LTM             $   0.65                  13.4 x
                                            2001E                 0.68                  12.8
----------------------------------------------------------------------------------------------

 . Premiums implied by the Proposed Transaction are:
==============================================================================
Premium of $8.75 Offer Price To:                                       Premium
------------------------------------------------------------------------------

6/25/01 Closing Stock Price ($7.70)                                     13.6%
3/23/01 Initial Acquisition Proposal ($8.00)                             9.4

52-Week High ($13.63) (b)                                              (35.8)
52-Week Low ($5.13) (b)                                                 70.6

Stock Price One Day Prior (3/22/00) ($6.63) (b)                         32.1%
Stock Price One Month Prior ($6.50) (b)                                 34.6%
Stock Price Three Months Prior ($5.50) (b)                              59.1
Stock Price Six Months Prior ($8.50) (b)                                 2.9

Average Stock Price One Month Prior ($6.25) (b)                         40.0%
Average Stock Price Three Months Prior ($6.18) (b)                      41.7
Average Stock Price Six Months Prior ($6.81) (b)                        28.5
------------------------------------------------------------------------------

(a) As of 3/23/2001, date of the initial acquisition proposal
(b) LTM as per 10-K dated December 31, 2000 and 10-Q dated April 1, 2001, projections as per Management Base Case as of May 22, 2001.

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


Transaction Overview
-------------------------------------------------------------------------------
Summary Proposed Transaction Terms

     ==========================================================================
     Term                       Comments
     --------------------------------------------------------------------------

     Price                      $8.75 per Share, net to the seller in cash;
                                ($22.7 million total purchase price for Shares acquired)

                                $38.0 million implied 100% Equity Value and
                                $38.0 million implied Enterprise Value

     Transaction Structure      Tender offer for all the outstanding Shares of
                                PEPPER that the Insider Group does not currently own, subject to a 90% minimum condition (or approximately 83% of unowned Shares)

     Estimated Timetable        Offer to commence on July [__], 2001

     Conditions to Offer        A 90% minimum condition (or approximately 83% of
                                unowned Shares)

     Dissenters Rights          No more than 5% of PEPPER's Stockholders shall
                                exercise their right to dissent from the Proposed Transaction, under section 262 of the Delaware General Corporation Law (the "DGCL"), and receive the fair market value of their shares as determined in accordance with applicable law in lieu of any payments of the merger consideration to which they would otherwise be entitled

     Shareholder Litigation     We have been informed by the Company that it
                                expects the pending shareholder suits to be settled, in connection with entering into a definitive acquisition agreement, as a result of an increased per share offer of $8.75 from the Insider Group

     --------------------------------------------------------------------------

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


Transaction Overview
-------------------------------------------------------------------------------
Transaction Chronology

     .  March 22, 2001: PEPPER stock closed at $6.63 per Share.

     . March 23, 2001: PEPPER received, and issued a press release announcing, the Insider Group's offer to acquire all the outstanding shares of common stock not currently owned by them at a cash tender offer price of $8.00 per Share (the "Initial Acquisition Proposal").

     . March 23, 2001: PEPPER's Board of Directors appointed Special Committee of Disinterested Directors.

     . March 23, 2001: PEPPER announced that two lawsuits have been filed against the Company in connection with the Initial Acquisition Proposal.

     . April 11, 2001: Special Committee announced that it engaged BAS to act as financial advisors and the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. to act as legal advisors in connection with the Committee's review of the Initial Acquisition Proposal.

     . April 11, 2001: BAS commenced due diligence by delivering an information and document request to the Special Committee.

     . April 19, 2001: BAS representatives and Special Committee Counsel visited PEPPER's headquarters in Birmingham, AL and interviewed PEPPER's Chief Executive Officer and Chief Financial Officer and undertook a preliminary review of certain due diligence materials provided at BAS' request.

     . May 2, 2001: BAS, Special Committee Counsel, and the Special Committee met in Atlanta to hold preliminary discussions regarding the Initial Acquisition Proposal and to review BAS' reference range analysis. The Special Committee moved to reject the Initial Acquisition Proposal and authorized BAS to conduct a preliminary market test while negotiating an enhanced offer.

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Transaction Overview
-------------------------------------------------------------------------------
Transaction Chronology (continued)

     . May 3, 2001: BAS communicated telephonically to the Insider Group's financial advisor ("SunTrust") the rejection of the Initial Acquisition Proposal and began negotiations by telephone.

     . May 4, 2001 - May 11, 2001: BAS and the Insider Group conducted negotiations by telephone.

     . May 7, 2001: BAS prepared a Confidential Executive Summary of PEPPER and commenced limited market test by contacting 8 potential strategic and 6 potential financial buyers.

     . May 14, 2001: The Insider Group, telephonically through SunTrust, communicated an increase of its offer to $8.50 per Share (the "Enhanced Proposal").

     . May 17, 2001: BAS, Special Committee Counsel, and the Special Committee met telephonically to update the Committee regarding BAS' and Counsel's communications with representatives of the Insider Group. Special Committee authorized BAS to reject the Enhanced Proposal and to continue negotiations with SunTrust regarding an enhanced offer.

     . May 22, 2001: BAS, Ross Davison, Doug Stephens, and representatives of SunTrust met in Birmingham to hold discussions regarding financial projections for PEPPER. The Insider Group reiterated its offer of $8.50 per Share with more specific terms.

     . May 23, 2001: BAS, Special Committee Counsel, and the Special Committee met telephonically to update the Committee regarding BAS' and Special Committee Counsel's communications with representatives of the Insider Group. Special Committee authorized BAS to reject the $8.50 offer and to continue negotiations with SunTrust regarding an enhanced offer.

     . May 24, 2001-June 22, 2001: BAS and the Insider Group conducted negotiations by telephone.

     . May 30, 2001: BAS concluded its limited market test. None of the parties contacted expressed interest in submitting an offer.



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

Transaction Overview
-------------------------------------------------------------------------------
Transaction Chronology (continued)

     . June 13, 2001: Special Committee Counsel initiates settlement discussions with plaintiffs counsel in pending Delaware litigation

     . June 22, 2001: Insider Group agreed to increase the Initial Acquisition Proposal to $8.75. Delaware plaintiffs' counsel indicated willingness, subject to definitive documentation, and court approval, to a settlement agreement based on improved price proposal

     . June 27, 2001: BAS, the Special Committee Counsel, and the Special Committee intend to meet to review the Proposed Transaction



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

Transaction Overview
-------------------------------------------------------------------------------
BAS Mandate

 BAS had been retained by the Special Committee to act as sole financial advisor to the Special Committee in connection with a possible transaction involving PEPPER.

 BAS has been asked by the Special Committee to render an opinion to the Special Committee as to the fairness, from a financial point of view, to holders of the Shares, other than the Insider Group, of the cash consideration to be received by such shareholders pursuant to the Proposed Transaction.

    .  For purposes of rendering the opinion BAS has:

        . Reviewed certain publicly available financial statements and other business and financial information of PEPPER;

        . Reviewed certain internal financial statements and other financial and operating data concerning PEPPER prepared by management of PEPPER;

        . Analyzed certain financial forecasts prepared by the management of PEPPER;

        . Discussed the past and current operations, financial condition and prospects of PEPPER with senior executives of PEPPER;

        . Discussed current industry conditions and prospects with senior executives of Papa John's International and other industry resources;

        .  Reviewed the reported prices and trading activity for the Shares;

        . Compared the financial performance of PEPPER and the prices and trading activity of the Shares with those of certain other publicly traded companies BAS deemed relevant;

        . Compared the financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain other transactions BAS deemed relevant;




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

Transaction Overview
-------------------------------------------------------------------------------
BAS Mandate (continued)

        . Participated in discussions and negotiations among representatives of the Insider Group, the Special Committee and their financial and legal advisors; and

        . Performed such other analyses and considered such other factors as BAS has deemed appropriate.

 . BAS has assumed that the Proposed Transaction will be consummated on the terms described in the draft Offer Documents and that the definitive Offer to Purchase and the related tender offer documents (the "Offer Documents") will not differ in any material respects from the draft Offer Documents. BAS has also assumed that the definitive Offer Documents will not differ in any material respect from the drafts thereof reviewed by BAS

 . BAS solicited expressions of interest from other parties with respect to the acquisition of all or any part of PEPPER as summarized below:

        .  BAS contacted eight strategic and six financial buyers

        . Six Confidentiality Agreements and three Confidential Executive Summaries were sent to potential buyers

        .  BAS received no formal indications of interest

        . In addition, BAS contacted Papa Johns International, Inc. While Papa Johns indicated that PEPPER was an attractive opportunity, it declined to pursue

 . BAS, through its predecessor organizations, has maintained relationships with PEPPER, as summarized below:

        . On July 24, 1997 BAS (Montgomery Securities) led a follow-on offering for PEPPER

        . On October 24, 1996 BAS (Montgomery Securities) led PEPPER's initial public offering


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

Transaction Overview
-------------------------------------------------------------------------------
Issues to Consider

     .  Operating performance of the Company

     .  Difficulty in New Markets

     .  Concerns in Core Markets

     .  Increased food costs

     .  Declining growth in the Papa John's International system



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

-------------------------------------------------------------------------------
II. Overview of PEPPER




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

Overview of PEPPER
-------------------------------------------------------------------------------
Company Summary

     . PEPPER is a franchisee of Papa John's International, Inc. (PJI) pizza delivery and carryout restaurants. At April 1, 2001 the Company operated 167 Papa John's restaurants in nine states and Puerto Rico.

     . To accomplish its objective of becoming the leading chain of pizza delivery restaurants in each of its targeted markets, the Company has developed a strategy designed to achieve high levels of customer satisfaction and repeat business, as well as to establish recognition and acceptance of the Papa John's concept. The key elements of this strategy include:

        .  A focused, high quality menu

        .  An efficient purchasing and distribution system

        .  Employee training and development

        .  Targeted marketing programs

     . The Company was originally formed to consolidate the businesses of five PJI franchisees (Extra Cheese, Inc., Twice the Cheese, Inc., Textra Cheese Corp., PJVA, Inc. and PJV, Inc.). Through acquisitions in 1997 and 1998, the Company has seasoned operations in Alabama, Louisiana, Ohio, Texas and Virginia (collectively, the "Core Markets").

     . In late 1998, the Company opened its first restaurants in California, Oregon, Washington and Puerto Rico, and acquired restaurants in Utah ("New Markets"). The Company also opened a commissary in Puerto Rico in December of 1998. In 2000, the Company opened 21 of its 24 new restaurants in the New Markets, and since December 31, 1998, the Company has opened 50 of 57 new restaurants in the New Markets.

     . The Company's primary competitors are international pizza chains, including Pizza Hut, Domino's and Little Caesar's, and several regional chains, such as Papa Murphy's and Donatos.



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

Overview of PEPPER
--------------------------------------------------------------------------------
Financial Summary

($ in millions)
===========================================================================================================================
                                         Historical (a)(b)                              Projected (d)
                                  ----------------------------------  -----------------------------------------------------
Fiscal Years Ended December 31,     1998    1999     2000    LTM (c)  2001      2002     2003      2004      2005     2006
---------------------------------------------------------------------------------------------------------------------------
 Revenue                        $ 68.6    $ 95.5  $ 111.1   $ 115.2 $115.9   $ 120.8  $ 126.6   $ 132.9   $ 138.6   $142.8
  % Growth                          --      39.2%    16.3%     --      4.3%      4.2%     4.8%      4.9%      4.3%     3.0%

 EBITDA                            8.7      11.9      9.7       9.4    8.8       9.6     10.7      11.5      12.5     13.1
  % of Revenue                    12.7%     12.4%     8.7%      8.1%   7.6%      7.9%     8.5%      8.6%      9.0%     9.2%

 Depreciation & Amortization       2.1       3.2      4.2       4.2    4.1       4.2      4.3       4.5       4.6      4.6
  % of Revenue                     3.0%      3.4%     3.7%      3.7%   3.6%      3.5%     3.4%      3.4%      3.3%     3.2%

 EBIT                              6.6       8.6      5.5       5.2    4.7       5.4      6.4       7.0       7.9      8.5
  % of Revenue                     9.7%      9.0%     5.0%      4.5%   4.0%      4.5%     5.0%      5.3%      5.7%     5.9%

 Interest Expense (Income)         0.9       0.6     (0.1)     (0.1)   0.0      (0.2)    (0.4)     (0.7)     (1.0)    (1.3)

 Net Income                        5.1       6.1      3.3       2.9    3.0       3.5      4.2       4.7       5.5      5.9
  % of Revenue                     7.4%      6.4%     3.0%      2.6%   2.6%      2.9%     3.3%      3.5%      3.9%     4.2%

 Shares Outstanding              5.919     5.942    4.739     4.493  4.350     4.350    4.350     4.350     4.350    4.350

 Earnings per Share             $ 0.86    $ 1.03  $  0.70   $  0.65 $ 0.68   $  0.80  $  0.96   $  1.08   $  1.25   $ 1.37
  % Growth                          --      20.0%   (32.3)%     --    (1.6)%    17.0%    19.5%     12.6%     16.5%     8.8%

---------------------------------------------------------------------------------------------------------------------------

                                        CAGR
Fiscal Years Ended December 31,      2000 - 2006
------------------------------------------------
 Revenue                                    4.3%
  % Growth

 EBITDA                                     5.2%
  % of Revenue

 Depreciation & Amortization                1.8%
  % of Revenue

 EBIT                                       7.4%
  % of Revenue

 Interest Expense (Income)

 Net Income                                10.3%
  % of Revenue

 Shares Outstanding

 Earnings per Share                        11.9%
  % Growth
------------------------------------------------

 ($ in millions)
===================================================================================================================================
 SUMMARY BALANCE SHEET ITEMS           At April 1, 2001 (c)
                                     ------------------------
                                       $                  %                                     Summary Statistics (c)
                                     ------------------------                      ------------------------------------------------
 Cash & Equivalents                    $ 2.7               --
 Short-term Debt                       $ 0.0              0.0%                     Total Debt / Book Capitalization            8.5%
 Long-term Debt                          2.7              8.5%                     Net Debt / Book Capitalization              0.1%
                                     -------           ------
       Total Debt                      $ 2.7              8.5%
                                                                                   Total Debt / EBITDA                         0.3x
                                                                                   Net Debt / EBITDA                           0.0x
Stockholders' Equity                  $ 29.2             91.5%
    Total Capitalization              $ 31.9            100.0%
-------------------------------------------------------------                     -------------------------------------------------

Total Assets                          $ 37.3
-----------------------------------------------------------------------------------------------------------------------------------

(a) As per Form 10-K dated December 31, 2000.
(b) Adjusted to exclude unusual and nonrecurring items.
(c) As per Form 10-Q dated April 1, 2001.
(d) 2001 - 2006 projected data as per Management Base Case as of May 22, 2001.

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

Overview of PEPPER
-------------------------------------------------------------------------------
Current Trading Statistics


($ in millions)
-----------------------------------------------------------------------------------
Current Stock Price (a)                                                   $    7.70
-----------------------------------------------------------------------------------
Diluted Shares Outstanding (b)                                                4.324

Total Equity Value                                                        $    33.3
   Plus:  Total Debt (c)                                                        2.7
   Less:  Cash & Equivalents (c)                                               (2.7)
Total Aggregate Value                                                     $    33.3
                                                                          =========

Total Aggregate Value as a Multiple of:
                                                          Statistic (d)
                                                         ---------------
 Revenue                                      LTM        $         115.2       0.29 x
                                            2001E                  115.9       0.29
                                            2002P                  120.8       0.28

 EBITDA                                       LTM        $           9.4        3.5 x
                                            2001E                    8.8        3.8
                                            2002P                    9.6        3.5

 EBIT                                         LTM        $           5.2        6.4 x
                                            2001E                    4.7        7.1
                                            2002P                    5.4        6.2

Current PEPPER Share Price as a Multiple of:
   Earnings per Share                         LTM        $          0.65       11.8 x
                                            2001E                   0.68       11.2
                                            2002P                   0.80        9.6
-----------------------------------------------------------------------------------

(a) Based on closing stock price on June 25, 2001.
(b) Based on 4.324 million shares outstanding and 0.742 million exercisable options outstanding with average exercise prices ranging from $11.25 to $19. as per Management Options Summary dated 4/24/01. Calculated pursuant to the treasury stock method.
(c) As per Form 10-Q dated April 1, 2001.
(d) Projections for 2001 and 2002 as per Management Base Case as of May 22,
    2001.


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


Overview of PEPPER
--------------------------------------------------------------------------------
Historical Stock Performance


                             [GRAPH APPEARS HERE]

                                         Volume in
                   Share Price           Thousands
                   -----------           ---------
 6/23/00
  8/3/00
 9/13/00
10/23/00
 12/1/00
 1/12/01
 2/23/01
  4/4/01
 5/15/01
 6/25/01

===================================          ===================================
Trading Volume Summary                       Trading Price Summary
===================================          ===================================
Latest (6/25/2001)              100          Latest (6/25/2001)            $7.70
-----------------------------------          -----------------------------------
High                        392,000          High                         $13.19
-----------------------------------          -----------------------------------
Low                               0          Low                           $5.25
-----------------------------------          -----------------------------------
Average                       8,312          Average                       $7.83
===================================          ===================================


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

Overview of PEPPER
--------------------------------------------------------------------------------
Relative Historical Stock Performance - Two Years Ending 6/25/2001

Indexed Prices

                             [GRAPH APPEARS HERE]

                PEPPER     S&P 500 Stock Index     Peer Group Index *
                ------     -------------------     ------------------
6/25/99
9/15/99
12/3/99
2/24/00
5/15/00
8/3/00
10/23/00
1/12/01
4/4/01
6/25/01

* Peer Group includes: FRS, LTUS, MAIN, NPCI, PIC, PZZA, PZZI, QDIN, SNS Indexed prices are market cap. weighted

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

  Overview of PEPPER
--------------------------------------------------------------------------------
  Analysis of Shares Traded -- Twelve Months

                                      Volume of Public Shares traded at Specific Prices
          40.0% ----------------------------------------------------------------------------------------------

                                           31.2%

          30.0% ---------27.1%--------------------------------------------------------------------------------



          20.0% ----------------------------------------------------------------------------------------------
                                                                                                    15.3%
                                                                                14.2%
                                                             12.2%
          10.0% ----------------------------------------------------------------------------------------------



           0.0% ----------------------------------------------------------------------------------------------

                     $5.25 - $6.81     $6.88 - $8.38     $8.44 - $9.94     $10.00 - $11.50     $11.56 - $13.19
                          569               656               257                299                 322

                                         Cumulative Shares traded at Specific Prices

                                                                                                   100.0%

         100.0% ----------------------------------------------------------------------------------------------

                                                                                82.7%

          80.0% ----------------------------------------------------------------------------------------------

                                                             68.7%

          60.0% ----------------------------------------------------------------------------------------------

                                           57.8%

          40.0% ----------------------------------------------------------------------------------------------

                         27.7%

          20.0% ----------------------------------------------------------------------------------------------



           0.0% ----------------------------------------------------------------------------------------------
                     $5.25 - $6.81     $5.25 - $8.38     $5.25 - $9.94     $5.25 - $11.50       $5.25 - $13.19
                          580              1,210             1,437              1,730               2,092

Source: FactSet Research Systems, Inc.         [Banc of America Securities Logo]

  Overview of PEPPER
--------------------------------------------------------------------------------
  Research Analyst Commentary

====================================================================================================================================
                                            Closing Stock        Target                      EBITDA                    EPS
                                           Price on Date of      Stock                 ------------------     ----------------------
  Date       Firm                          Report Release        Price      Rating      2000E/A     2001P     2000E/A   2001P  2002P
------------------------------------------------------------------------------------------------------------------------------------
3/15/01      Banc of America Securities         5.81              NA        Market        $9.7      $10.4       0.75     0.81
                                                                            Perform

2/15/01      BB&T Capital Markets               6.56              NA        Hold           9.7        9.2       0.75     0.75

2/14/01      Ferris, Baker Watts, Inc.          6.56              NA        Market         9.7       11.1       0.75     0.90
                                                                            Perform

12/6/00      Dain Rauscher Wessels              6.69              NA        Neutral       10.0       11.8       0.75     0.90


9/01/00      Ferris, Baker Watts, Inc.          7.00              NA        Market          --         --       0.72     0.90
                                                                            Perform

8/30/00      Dain Rauscher Wessels              7.03              NA        Neutral        9.9       11.6       0.77     0.90


7/05/00      Robertson Stephens                10.13              NA        Long-Term     10.9       13.2       1.01     1.23
                                                                            Attractive

4/02/01      First Call Consensus               7.56              --            --          --         --       0.75     0.79   0.92


  Date         Firm / Analyst                Recent Research Commentary
------------------------------------------------------------------------------------------------------------------------------------
3/15/01        Banc of America Securities    "PEPPER continues to struggle under the weight of slower-than-expected acceptance of
                 Andrew M. Barish            the brand in its developing markets, operational/management issues and a very competitive pizza segment overall. These factors have contributed to continued average unit volume shrinkage and margin pressure. As 2001 will be a year for turning around operations, and the competitive pressure shows no signs of letting up, we will maintain a FY01 EPS estimate of $0.81 and a Market Performer rating."

2/15/01        BB&T Capital Markets          "PEPPER reported Q4'00 EPS of $0.19 vs. $0.28 last year, with both quarters excluding
                 Barry Stouffer              asset impairment charges. Results were one penny below our estimate but within the company's range of guidance. With Q4 same-store sales down 1.1%, management intends to focus its attention on execution in its existing restaurants. Toward that end, the company has slowed expansion and hired a COO and other new personnel in operations support. Trading at 8.8x our FY'01 EPS estimate and only 7.3x our newly established
                                             FY'02 EPS estimate of $0.90, PEPPER is undervalued, in our opinion, but likely to stay that way until/unless earnings visibility improves."

2/14/01        Ferris, Baker Watts, Inc.     "PEPPER reported 4Q00 EPS of $0.19 and 2000EPS of $0.75. The restaurant operating
                 R. Scott Tilghman           margin in 4Q00 declined 310 basis points year-over-year. The decline was largely impacted by negative same-store sales and increased wage rate pressures. We are maintaining our $0.90 EPS estimate for 2001. Our Market Perform rating is unchanged.
                                             All else being equal, we would revisit our rating once we believe there is more earnings visibility for PEPPER."
------------------------------------------------------------------------------------------------------------------------------------

                                               [Banc of America Securities Logo]

  Overview of PEPPER
-------------------------------------------------------------------------------
  PEPPER Ownership Summary

  (shares in thousands)
  =============================================================================

                                               Shares     %     Options (a)   Total     %
------------------------------------------     -------  ------  -----------  -------  ------
  Insider Ownership: (b)
    Michael M. Fleishman                         204.4    4.7%         4.0     208.4    4.7%
    Martin T. Hart                               125.0    2.9%         4.0     129.0    2.9%
    Stephen P. Langford                          207.2    4.8%         4.0     211.2    4.8%
    Frank O. Keener                              324.6    7.5%         4.0     328.6    7.5%
    Richard F. Sherman Trust                     255.0    5.9%         4.0     259.0    5.9%
    Douglas T. Stephens                          242.5    5.6%           -     242.5    5.5%
    Martin J. Grisanti                           164.4    3.8%           -     164.4    3.7%
    Jack A. Laughery                             213.3    4.9%           -     213.3    4.8%
                                               -------  ------  -----------  -------  ------
     Total Insider Group Ownership             1,736.4   40.2%        20.0   1,756.4   39.8%

  Institutional Ownership (c)

    Fidelity Management & Research Company       738.9   17.1%           -     738.9   16.8%
    T Rowe Price Associates, Inc.                623.5   14.4%           -     623.5   14.1%
    Strauss Capital Management LLC               158.0    3.7%           -     158.0    3.6%
    Dimensional Fund Advisors, Inc.              152.2    3.5%           -     152.2    3.5%
    Legg Mason, Inc.                              93.4    2.2%           -      93.4    2.1%
    Vanguard Group                                92.8    2.1%           -      92.8    2.1%
    Rice Hall James & Associates                  70.0    1.6%           -      70.0    1.6%
    Other 13-F Institutions                       96.3    2.2%           -      96.3    2.2%
                                               -------  ------  -----------  -------  ------
     Total Institutional Ownership             2,025.1   46.8%           -   2,025.1   45.9%

  Other Ownership: (c)                           562.2   13.0%        66.0     628.2   14.2%
                                               -------  ------  -----------  -------  ------

  Total Ownership: (b)                         4,323.6  100.0%        86.0   4,409.6  100.0%
                                               =======  ======  ===========  =======  ======
--------------------------------------------------------------------------------------------

(a) Options exercisable upon a change of control and with exercise prices below $8.75
(b) From ownership summary provided by PEPPER management on April 19, 2001
(c) From CDA/Spectrum as of May 29, 2001 for the period ended December 31, 2000

                                               [Banc of America Securities Logo]

--------------------------------------------------------------------------------
  III. Valuation Considerations




                                               [Banc of America Securities Logo]

Valuation Considerations
--------------------------------------------------------------------------------
Methodologies


                           Primary Valuation Methods

Comparable Company Analysis

 .  "Public Market" valuation

 . Value based on relevant public market trading multiples of comparable companies

Comparable Acquisition Analysis

 .  "Transaction Specific" valuation

 . Value based on relevant multiples paid for comparable companies in sale transactions

 .  Can be distorted by deal-specific issues

Discounted Cash Flow Analysis

 .  Present value of projected free cash flows

 .  "Inherent" value of the business

 .  Incorporates reinvestment requirements

Leveraged Buyout Analysis (LBO)

 .  Determines maximum price a buyer could pay and still achieve desired returns

 .  Incorporates current financing environment

Analysis of Premiums

 . Estimates value of company in change of control transaction based on premiums implied by a universe of similar transactions


                                               [Banc of America Securities Logo]

Valuation Considerations
--------------------------------------------------------------------------------
Reference Range Analysis

Price per Share
================================================================================

                             [GRAPH APPEARS HERE--
                         pertinent data reproduced in
                              text on next page]


----  Offer Price
 ....  Closing price as of 6/25/2001
-..-  Stock Price One day Prior to Announcement

*All multiples shown are multiples of LTM EBITDA, except as otherwise indicated.


                                               [Banc of America Securities Logo]

Valuation Considerations
--------------------------------------------------------------------------------
Reference Range Analysis

($ in millions)
========================================================================================================================
Methodology                                  Relevant Multiple Range     Implied Aggregate Value     Implied Share Price
------------------------------------------------------------------------------------------------------------------------
Analysis of Selected                            Relevant Multiple
 Publicly Traded Companies                      -----------------
  LTM EBITDA ($9.4)                         4.2x        -        5.2x    $39.4      -      $48.8     $9.12    -   $11.29
  LTM EPS ($0.65)                           9.5         -        11.5     26.7      -       32.3      6.18    -     7.48

Analysis of Selected Acquisitions
  LTM EBITDA ($9.4)                         4.0         -         5.2    $37.6      -      $48.8     $8.69    -   $11.29
  LTM EPS ($0.65)                          11.0         -        13.0     30.9      -       36.5      7.15    -     8.45

                                           Implied LTM EBITDA Multiple
Discounted Cash Flow Analysis/(a)/         ---------------------------
  Management Base Case Scenario             4.4x        -        5.0x    $41.6      -      $47.3     $9.56    -   $10.84

                                                Target Year-5 IRR
Leveraged Buyout Analysis/(a)/                  -----------------
  Management Base Case Scenario            25.0%        -       35.0%    $33.9      -      $43.4     $7.80    -   $ 9.96

                                                Relevant Premium
Analysis of Premiums Paid/(b)/                  ----------------
  Stock Price One Day Prior ($6.63)/(c)/   16.9%        -       32.0%    $33.5      -      $37.8     $7.75    -   $ 8.75
  Stock Price One Month Prior ($6.50)/(d)/ 21.7%        -       36.8%     34.3      -       38.7      7.94    -     8.94

========================================================================================================================
                                               Implied Multiple of
                                                3/31/2001 EBITDA
BAS Reference Range                         3.7x        -        4.8x    $34.6      -      $45.4     $8.00    -   $10.50
========================================================================================================================

(a) Results based on Management and BAS estimates
(b) Source: Thomson Financial Data. Based on 546 transactions with aggregate values between $25 million and $100 million.
(c) One day prior to announcement was March 22, 2001
(d) One month prior to announcement was February 22, 2001


                                               [Banc of America Securities Logo]

  Valuation Considerations
--------------------------------------------------------------------------------
  Analysis of Selected Publicly Traded Companies Methodology Overview

  . Provides valuation range based on market's perception of the growth potential and profitability of "similar" publicly traded companies at a given point in time.

  . There are few purely comparable public companies, as most of PEPPER's competitors, operate a materially different concept or are privately held.

     . Selected comparable publicly traded companies differ in size, profitability and growth outlook and thus provide imprecise valuation indications.

     . Market-based valuation relies on public information and thus may not reflect undisclosed company-specific opportunities/capabilities.

  . Trading multiples do not reflect a control premium typically required by public stockholders in change of control transactions.

                                               [Banc of America Securities Logo]

  Valuation Considerations
--------------------------------------------------------------------------------
  Analysis of Selected Publicly Traded Companies - Company Descriptions

  Papa John's International, Inc.

  Papa John's International, Inc. operates and franchises pizza delivery and carryout restaurants, under the name Papa John's, domestically in 49 states, the District of Columbia and 10 international markets, and under the name Perfect Pizza in the United Kingdom. The company owns Perfect Pizza Holdings Ltd., which it acquired in 1999 as part of its plan to develop restaurants internationally. To date, there are 2,612 Papa John's restaurants in operation, consisting of 641 company-owned and 1,971 franchised restaurants. Additionally, there are 205 Perfect Pizza restaurants in operation, consisting of three company-owned and 202 franchised restaurants.

  Pizza Inn, Inc.

  Pizza Inn, Inc. is the franchisor and food and supply distributor to a system of restaurants operating under the trade name Pizza Inn. At September 11, 2000, the Pizza Inn system consisted of 484 units, including three company operated units (which are used for product testing and franchisee training, in addition to serving customers) and 481 franchised units. The domestic units are comprised of 261 full service units, 52 delivery/carry-out units and 94 Express units. The international units are comprised of 19 full service units, 30 delivery/carry-out units and 28 Express units. Pizza Inn units are currently located in 20 states and 13 foreign countries. Norco Distributing company, a division of the company, distributes food products, equipment, and other supplies to units in the United States and, to the extent feasible, in other countries.

  NPC International, Inc.

  NPC International, Inc., formerly National Pizza company, is the world's largest Pizza Hut franchisee. At March 28, 2000 the company operated 615 Pizza Hut restaurants and 167 delivery units in 26 states, pursuant to franchise agreements with Pizza Hut, Inc., a wholly owned subsidiary of Tricon Global Restaurants, Inc. Pizza Hut restaurants generally offer full table service and a menu featuring pizza, pasta, sandwiches, a salad bar, soft drinks and, in most restaurants, beer.

  Frisch's Restaurants, Inc.

  Frisch's Restaurants, Inc. is an operator of two concepts within the mid-scale family sector of the restaurant industry. As of May 28, 2000, the company operated 88 family restaurants using the "Big Boy" trade name and five "Golden Corral" grill-buffet style family restaurants. Additionally, the company had sub-licensed 37 Big Boy restaurants to other operators. All of these restaurants are located in various markets of Ohio, Kentucky and Indiana.

  Garden Fresh Restaurant Corp.

  Garden Fresh Restaurant Corp. operates 86 salad buffet restaurants in California, Florida, Arizona, New Mexico, Utah, Nevada, Washington, Georgia, Texas, North Carolina, Oregon, Kansas, Missouri and Colorado under the names Souplantation and Sweet Tomatoes. The company also operates one Ladles, A Soup and Salad Takery in California. The company's restaurants feature fresh salads and other complementary foods.

                                               [Banc of America Securities Logo]

  Valuation Considerations
--------------------------------------------------------------------------------
  Analysis of Selected Publicly Traded Companies - Company Descriptions (Continued)

  Main Street And Main, Inc.

  Main Street & Main, Inc. is a worldwide franchisee of T.G.I. Friday's restaurants, currently owning 56 and managing six T.G.I. Friday's restaurants. The company also owns six Redfish Seafood Grill and Bar restaurants, and two Bamboo Club restaurants. T.G.I. Friday's restaurants are full-service, casual dining establishments featuring a wide selection of freshly prepared, popular foods and beverages. Redfish Seafood Grill and Bar restaurants are full-service, casual dining restaurants that feature a broad selection of New Orleans style fresh seafood, Creole and Cajun cuisine, and traditional southern dishes, as well as a "Voodoo" style lounge. Bamboo Club restaurants are full-service, fine dining, upscale restaurants that feature an extensive and diverse menu of Pacific Rim cuisine.

  Piccadilly Cafeterias, Inc.

  Piccadilly Cafeterias, Inc. is the largest cafeteria chain in the United States with 242 cafeterias in 16 states. The company is the dominant cafeteria chain in the Southeastern and Mid-Atlantic regions. The company serves a diverse and extremely loyal customer base consisting of families, groups of friends and co-workers, senior citizens, couples and students. The cafeterias provide a wide selection of convenient, healthy, freshly prepared "home cooked" meals at value-oriented prices for lunch and dinner.

  Quality Dining, Inc.

  Quality Dining, Inc. operates four distinct restaurant concepts. It owns the Grady's American Grill and two Italian Dining concepts and operates Burger King restaurants and Chili's Grill & Bar as a franchisee of Burger King Corporation and Brinker International, Inc., respectively. The company operates its Italian Dining restaurants under the names of Spageddies Italian Kitchen and Papa Vino's Italian Kitchen. As of October 29, 2000, the company operated 145 restaurants, including 71 Burger King restaurants, 31 Chili's, 35 Grady's American Grill restaurants, three Spageddies and five Papa Vino's.

  Steak n' Shake Co.

  The Steak n' Shake Company is engaged primarily in the ownership, operation and franchising of Steak n' Shake restaurants through its wholly owned subsidiary, Steak n' Shake, Inc. As of September 27, 2000, Steak n' Shake had 313 company-operated restaurants and 54 franchised restaurants, located in 16 Midwestern and Southeastern states. Steak n' Shake restaurants are generally open 24 hours a day, seven days a week, and, in addition to the core menu, including Steakburgers, thin and crispy French fries and hand-dipped milk shakes, offer a breakfast menu during breakfast hours. The restaurants also offer full-service dining with counter and dining room seating, as well as drive-through and carryout service.


                                               [Banc of America Securities Logo]

Valuation  Considerations
--------------------------------------------------------------------------------
Analysis of Selected Publicly Traded Companies

($ in millions)
-----------------------------------------------------------------------------------------------------------------------------------
                                                  Aggregate Value as a Multiple of:                     Stock Price (a)
                                       ----------------------------------------------------   Equity      as a Multiple
                                         Revenues (d)        EBITDA (e)         EBIT (f)      Value/       of EPS (h)
                 Equity     Aggregate  ---------------- ---------------- ------------------    Book     -----------------    PEG
Company      Value (a)(b)   Value (c)  LTM  2001P 2002P LTM  2001P 2002P LTM  2001P   2002P Value (g)   LTM   2001P 2002P Ratio (j)
-----------------------------------------------------------------------------------------------------------------------------------
Papa
 John's
 Interna-
 tional,
 Inc.            $559.8      $696.4   0.72x 0.71x  0.66x 5.8x 6.0x  5.4x  8.2x 8.5x    7.7x     3.4x     12.4x 12.3x 11.0x   0.7x

Pizza
 Inn,
 Inc.              22.2        33.6   0.52   NA     NA   5.1  NA    NA    6.3  NA      NA       NM       9.1    NA    NA     NM

NPC
 Interna-
 tional,
 Inc. (k)         236.3       427.3   0.85   NA     NA   5.4  NA    NA    8.9  NA      NA       1.3      10.4   NA    NA     NM

Frisch's
 Restau-
 rants,
 Inc.              70.2        80.1   0.44   NA     NA   3.5  NA    NA    5.6  NA      NA       1.3      11.4   NA    NA     NM

Garden
 Fresh
 Restau-
 rant
 Corp.             41.3        94.3   0.51   NA     NA   3.6  NA    NA    6.4  NA      NA       0.6      6.2    NA    NA     NM

Main
 Street
 And
 Main,
 Inc.              60.6       106.3   0.55   NA     NA   6.3  NA    NA   13.2  NA      NA       1.5      12.5   NA    NA     NM

Picca-
 dilly
 Cafe-
 terias,
 Inc.              16.3        67.1   0.15   NA     NA   2.8  NA    NA    NM   NA      NA       0.3       NM    NA    NA     NM

Quality
 Dining,
 Inc.              31.9       137.4   0.60   NA     NA   5.1  NA    NA    11.0 NA      NA       0.9       NM    NA    NA     NM

Steak n'
 Shake Co.        236.6       283.8   0.65  0.63   0.57  5.5  5.4   4.8   8.1  8.0     7.1      1.6      11.3  11.1   9.6    1.0

                                            Summary Multiples & Statistics
                                      ---------------------------------------------------------------------------------------------
                               High   0.72x 0.71x  0.66x 6.3x 6.0x  5.4x 13.2x 8.5x    7.7x     3.4x     12.5x 12.3x 11.0x   1.0x
                            Average   0.52  0.67   0.62  4.7  5.7   5.1   8.4  8.3     7.4      1.3      10.5  11.7  10.3    0.8
                             Median   0.54  0.67   0.62  5.1  5.7   5.1   8.1  8.3     7.4      1.3      11.4  11.7  10.3    0.8
                                Low   0.15  0.63   0.57  2.8  5.4   4.8   5.6  8.0     7.1      0.3       6.2  11.1   9.6    0.7
                                      ---------------------------------------------------------------------------------------------

PEPPER         $   38.0     $  38.0  0.33x  0.33x  0.31x 4.0x 4.3x  4.0x  7.4x 8.2x    7.1x    1.30x     13.4x 12.7x 10.9x   1.0x
-----------------------------------------------------------------------------------------------------------------------------------

Notes
--------------------------------------------------------------------------------
Note: Fiscal years ending between November 31 and February 1 not calendarized-- all other data calendarized to conform to December 31 fiscal year end.
(a) Based on closing stock prices on June 25, 2001.
(b) Assumes exercisable options are exercised and proceeds from such exercise are used to repurchase common stock at the market price (treasury method).
(c) Calculated as Equity Value plus total debt, minority interest (at book value unless otherwise noted) and preferred stock, less cash & equivalents.
(d) Represents Revenues or Net Sales.
(e) Earnings before Interest, Taxes, Depreciation and Amortization.
(f) Earnings before Interest and Taxes.
(g) Common Shareholders' Equity.
(h) Earnings per share.
(i) Cash Earnings per share calculated as earnings per share before goodwill amortization.
(j) Calculated as current 2002P P/E ratio divided by five year estimated earnings per share growth rate.
(k) Equity and Aggregate Values for NPC, Inc. reflect a pending management buyout, therefore its multiples are excluded from the summary statistics.

                                               [Banc of America Securities Logo]

Valuation Considerations
--------------------------------------------------------------------------------
Analysis of Selected Publicly Traded Companies

==========================================================================================================================
                                                                                                   Projected CAGR (a)
                                  EBITDA Margin         EBIT Margin        Net Income Margin          2000 - 2002P
                               -------------------   ------------------   --------------------  --------------------------
Company                        LTM    2001P  2002P   LTM   2001P  2002P   LTM     2001P  2002P  Revenues   EBITDA   EBIT
--------------------------------------------------------------------------------------------------------------------------
Papa John's
 International, Inc.           12.4%  12.0%  12.2%   8.8%   8.4%  8.6%     4.9%   4.7%   4.8%       5.5%    4.8%      4.6%
Pizza Inn, Inc.                10.3%     NM     NM   8.2%     NM    NM     3.9%     NM     NM         NA      NM        NM
NPC International, Inc.        15.5%     NM     NM   9.6%     NM    NM     4.5%     NM     NM         NA      NM        NM
Frisch's Restaurants, Inc.     12.5%     NM     NM   7.8%     NM    NM     3.5%     NM     NM         NA      NM        NM
Garden Fresh Restaurant Corp.  14.1%     NM     NM   8.0%     NM    NM     3.7%     NM     NM         NA      NM        NM
Main Street And Main, Inc.      8.7%     NM     NM   4.2%     NM    NM     2.1%     NM     NM         NA      NM        NM
Piccadilly Cafeterias, Inc.     5.6%     NM     NM   0.2%     NM    NM    (3.7)%    NM     NM         NA      NM        NM
Quality Dining, Inc.           11.9%     NM     NM   5.5%     NM    NM    (1.6)%    NM     NM         NA      NM        NM
Steak n' Shake Co.             11.9%  11.7%  11.9%   8.0%   7.9%  8.1%     4.9%   4.8%   5.0%      10.1%    7.0%      5.8%

                               -------------------------------------------------------------------------------------------
                         High  15.5%  12.0%  12.2%   9.6%   8.4%  8.6%     4.9%   4.8%   5.0%      10.1%    7.0%      5.8%
                      Average  11.4%  11.9%  12.0%   6.7%   8.1%  8.4%     2.5%   4.7%   4.9%       7.8%    5.9%      5.2%
                       Median  11.9%  11.9%  12.0%   8.0%   8.1%  8.4%     3.7%   4.7%   4.9%       7.8%    5.9%      5.2%
                          Low   5.6%  11.7%  11.9%   0.2%   7.9%  8.1%    (3.7)%  4.7%   4.8%       5.5%    4.8%      4.6%
                               -------------------------------------------------------------------------------------------

PEPPER (d)                      8.1%   7.6%   7.9%   4.5%   4.0%  4.5%     2.6%   2.6%   2.9%       4.3%   (0.6)%   (1.4)%
--------------------------------------------------------------------------------------------------------------------------
=======================================================================================
                                  Projected CAGR (a)
                                      2000 - 2002P          Historical       Projected
                               ------------------------        EPS              EPS
Company                               Net Income            Growth (b)      Growth (c)
---------------------------------------------------------------------------------------
Papa John's
 International, Inc.                        3.8%                 26.4%            15.0%
Pizza Inn, Inc.                               NM                 (3.3)%           10.0%
NPC International, Inc.                       NM                 22.5%            20.0%
Frisch's Restaurants, Inc.                    NM                 25.2%            10.0%
Garden Fresh Restaurant Corp.                 NM                  3.2%               NA
Main Street And Main, Inc.                    NM                 28.1%            20.0%
Piccadilly Cafeterias, Inc.                   NM                (23.9)%           12.0%
Quality Dining, Inc.                          NM                (49.9)%              NA
Steak n' Shake Co.                          5.1%                 11.0%            10.0%

                                            -------------------------------------------
                         High               5.1%                 28.1%            20.0%
                      Average               4.5%                  4.4%            13.9%
                       Median               4.5%                 11.0%            12.0%
                          Low               3.8%                (49.9)%           10.0%
                                            -------------------------------------------

PEPPER (d)                                  3.1%                (19.4)%           10.6%
---------------------------------------------------------------------------------------

Notes
--------------------------------------------------------------------------------
Note: Fiscal years ending between November 31 and February 1 not calendarized--
      all other data calendarized to conform to December 31 fiscal year end.
(a) Cumulative Average Growth Rate calculated based on growth from the company's latest fiscal year results to the company's projected fiscal results.
(b) As per Bloomberg as of June 25, 2001. Growth rate of actual historical five year fiscal EPS growth.
(c) As per First Call consensus estimates on June 25, 2001. Growth rate of projected five year fiscal year EPS growth. I/B/E/S consensus utilized if no First Call data available.
(d) PEPPER Historical growth rate considers only two years of data beginning in 1998.

                                               [Banc of America Securities Logo]

Valuation Considerations
--------------------------------------------------------------------------------
Analysis of Selected Publicly Traded Companies

($ in millions, except per share data)
----------------------------------------------------------------------------------------------------------------------------
                                             Revenues                          EBITDA                        EBIT
                                    -----------------------------   -----------------------------  -------------------------
Company                               LTM      2001P      2002P       LTM       2001P     2002P      LTM     2001P    2002P
----------------------------------------------------------------------------------------------------------------------------
Papa John's International, Inc.     $  965.6  $  974.3  $  1,051.2  $  119.3  $   116.9  $  128.1  $  84.8  $  45.4  $  50.6

Pizza Inn, Inc.                         64.3        NA          NA       6.6         NA        NA      5.3       NA       NA

NPC International, Inc.                505.2        NA          NA      78.4         NA        NA     48.3       NA       NA

Frisch's Restaurants, Inc.             181.4        NA          NA      22.7         NA        NA     14.2       NA       NA

Garden Fresh Restaurant Corp.          183.6        NA          NA      25.9         NA        NA     14.7       NA       NA

Main Street And Main, Inc.             193.9        NA          NA      16.9         NA        NA      8.1       NA       NA

Piccadilly Cafeterias, Inc.            433.9        NA          NA      24.2         NA        NA      1.0       NA       NA

Quality Dining, Inc.                   227.5        NA          NA      27.1         NA        NA     12.5       NA       NA

Steak n' Shake Co.                     433.9     449.6       495.3      51.5       52.7      58.8     34.9     21.4     24.7


PEPPER                              $  115.2  $  115.9  $    120.8  $    9.4  $     8.8  $    9.6  $   5.2  $   4.7  $   5.4
----------------------------------------------------------------------------------------------------------------------------

($ in millions, except per share data)
---------------------------------------------------------------------------------------------
                                            Net Income                Earnings Per Share
                                  ------------------------------  ---------------------------
Company                             LTM         2001P     2002P     LTM      2001P     2002P
---------------------------------------------------------------------------------------------
Papa John's International, Inc.   $   47.6    $    45.4  $  50.6  $   1.99  $   2.01  $  2.25

Pizza Inn, Inc.                        2.5           NA       NA      0.23       NM       NM

NPC International, Inc.               22.8           NA       NA      1.03       NM       NM

Frisch's Restaurants, Inc.             6.3           NA       NA      1.21       NM       NM

Garden Fresh Restaurant Corp.          6.7           NA       NA      1.18       NM       NM

Main Street And Main, Inc.             4.0           NA       NA      0.33       NM       NM

Piccadilly Cafeterias, Inc.          (16.2)          NA       NA     -1.54       NM       NM

Quality Dining, Inc.                  (3.7)          NA       NA     -0.30       NM       NM

Steak n' Shake Co.                    21.3         21.4     24.7      0.73      0.75     0.87


PEPPER                            $    2.9    $     3.0  $   3.5  $   0.65  $   0.69  $  0.80
---------------------------------------------------------------------------------------------


($ in millions, except per share data)
------------------------------------------------------------------------------------------------
                                                                               Tangible
                                               Cash &  Total Debt    Book        Book     Total
Company                                      Equiv. (a)   (b)      Value (c)  Value (d)  Assets
------------------------------------------------------------------------------------------------
Papa John's International, Inc.               $  8.4   $   145.1  $  166.5    $  117.9  $  397.1

Pizza Inn, Inc.                                  0.4        11.8       0.7         0.7      17.4

NPC International, Inc.                          7.5       198.6     176.5       174.1     432.9

Frisch's Restaurants, Inc.                       1.2        11.1      55.6        54.3     108.7

Garden Fresh Restaurant Corp.                    2.1        55.1      73.7        71.6     154.9

Main Street And Main, Inc.                       0.6        46.3      41.1        15.1     104.9

Piccadilly Cafeterias, Inc.                      4.4        55.2      49.7        45.2     166.3

Quality Dining, Inc.                             3.0       108.4      36.2        28.8     176.2

Steak n' Shake Co.                               2.7        49.8     152.2       152.2     243.7


PEPPER                                        $  2.7   $     2.7  $   29.2    $   25.8  $   37.3
-------------------------------------------------------------------------------------------------

Notes
--------------------------------------------------------------------------------
Note: Fiscal years ending between November 31 and February 1 not calendarized --
      all other data calendarized to conform to December 31 fiscal year end.
Note: All financial results exclude extraordinary items, one time charges, accounting changes and discontinued operations. Please consult the Company's public documents for more information.
(a) Includes cash, cash equivalents, short-term investments and investments in affiliates as noted on individual Company footnotes.
(b) Includes debt, minority interest (at book value unless otherwise noted) and preferred stock.
(c)   Common Shareholders' Equity.
(d)   Book value less intangible assets including goodwill.



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

Valuation Considerations
--------------------------------------------------------------------------------
Analysis of Selected Publicly Traded Companies

($ in millions, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Credit
                                                                                                       Statistics     Returns
                                                                                                     ------------- ---------------
                                                                                                            Total
                                                                                   52 Week  Projected Total Debt/  Return  Return
                                        Stock   Basic  Diluted                      Stats.    Equity  Debt/ Total    on       on
                                        Price   Shares  Shares  Equity Aggregate -----------   Beta    LTM   Book   Assets   Equity
Company                         Ticker 6/25/01   (a)     (b)     Value   Value   High -  Low   (c)   EBITDA  Cap.     (d)     (e)
-----------------------------------------------------------------------------------------------------------------------------------
Papa John's International, Inc.  PZZA   $24.74  22.443  23.856  $559.8  $696.4  $29.64-$19.00  0.65   1.2x   46.6%    12.3%   24.8%
Pizza Inn, Inc.                  PZZI     2.12  10.480  10.753    22.2    33.6    4.00-  1.44  0.32   1.8    94.6%    14.2%   88.1%
NPC International, Inc.          NPCI    10.68  21.849  22.188   236.3   427.3   14.94-  8.00  0.27   2.5    52.9%     5.5%   13.6%
Frisch's Restaurants, Inc.        FRS    13.84   5.065   5.230    70.2    80.1   15.13- 10.25  0.02   0.5    16.7%     5.8%   11.6%
Garden Fresh Restaurant Corp.    LTUS     7.28   5.662   5.702    41.3    94.3   14.75-  5.75  0.41   2.1    42.8%     8.7%   18.3%
Main Street And Main, Inc.       MAIN     4.15  14.046  12.078    60.6   106.3    4.28-  2.19  0.34   2.7    53.0%     4.0%   11.7%
Piccadilly Cafeterias, Inc.       PIC     1.55  10.528  10.504    16.3    67.1    3.25-  1.06  0.45   2.3    52.6%  (19.4)% (65.0)%
Quality Dining, Inc.             QDIN     2.75  11.590  12.142    31.9   137.4    3.63-  1.69  0.32   4.0    75.0%   (2.0)%  (8.8)%
Steak n' Shake Co.                SNS     8.30  28.509  29.017   236.6   283.8    9.50-  6.25  0.41   1.0    24.7%     9.1%   14.3%

                                                                       Summary Performance
                                                                      from 52 Week Stats.(g)             Summary Statistics
                                                                 High   (3.0)%     89.7%       0.65   4.0x   94.6%    14.2%   88.1%
                                                              Average  (27.0)%     44.9%       0.36   2.0    51.0%     4.2%   12.1%
                                                               Median  (24.1)%     35.0%       0.34   2.1    52.6%     5.8%   13.6%
                                                                  Low  (52.3)%     26.6%       0.02   0.5    16.7%  (19.4)% (65.0)%

PEPPER                            --    $ 8.75   4.324   4.493  $ 38.0  $ 38.0  $13.63-$ 5.13  0.28   0.3x    0.1x     7.0%    8.5%
------------------------------------------------------------------------------------------------------------------------------------




Notes
--------------------------------------------------------------------------------

(a) Primary shares as stated on the front cover of the Company's latest financial statements, adjusted for any share splits or share dividends.
(b) Calculated as primary shares adjusted assuming in-the-money exercisable options are exercised and proceeds from such exercise are used to repurchase common stock at the market price (treasury method).
(c) Based on Barra's projected beta as of June 25, 2001.
(d) Calculated as Net Income, as adjusted, divided by average total assets.
(e) Calculated as Net Income, as adjusted, divided by average common shareholders equity.
(f) Latest Twelve Months ended for financial results and balance sheet statistics, with any exceptions noted based on more recent data from press release or other sources.
(g) Represents the percentage change of current stock prices from 52-week high and low.

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

Valuation Considerations
--------------------------------------------------------------------------------
Analysis of Selected Acquisitions Methodology Overview

Valuation analysis reflects historical prices paid for similar companies.

 . Generally provides the widest valuation range as a result of varying size and strategic importance of target to acquiror and point in the economic cycle as well as specific aspects of a given acquisition process (i.e., competitiveness of process, bidding dynamics, corporate governance issues, etc.).

 . No acquisition captures the specific dynamics of the current transaction and no acquired company precisely reflects the business mix, prospects or corporate governance structure of PEPPER.

     . In many cases transaction-specific factors may produce inapplicable valuation data.

 . Type of transaction may also lead to significant variances in valuation parameters.

     .  Cash vs. stock

     .  Stock vs. asset purchase

 .  Analysis includes premium for change of control of target.


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

Valuation Considerations
--------------------------------------------------------------------------------

Analysis of Selected Acquisitions


($ in millions, except per share data)
--------------------------------------------------------------------------------

                                                                       Aggregate Value
                                                                      as a Multiple of:                Equity
                                                     Value of:     -------------------------           Value/
                                                 -----------------            LTM       LTM    Offer    Book       Premiums Paid
Acquiror/                             Ann.       Equity  Aggregate   LTM     EBITDA    EBIT   Price/    Value   --------------------
Target Company                        Date        (a)       (b)    Sales(c)   (d)      (e)      EPS      (f)      1-Day     4-Wks.
-----------------------------------------------------------------------------------------------------------------------------------
Management
  NPC International, Inc. (g)        5/10/01     $252.6    $442.9    0.9x     5.6x     9.2x     12.1x    1.4x     37.1%       7.3%
Management
  UNO Restaurant Corp.               4/15/01     $113.3    $169.2    0.7x     5.1x     8.7x     11.2x    1.4x     16.1%      18.2%
Investor Group
  Vicorp Restaurants, Inc.           2/15/01      179.6     171.4    0.5      4.1      7.1      11.8     1.4      35.9%      52.0%
Landry's Seafood Restaurants, Inc.
  Rainforest Cafe                    9/26/00       73.2      56.8    0.2      2.2       NM        NM     0.7      60.0%      44.4%
Carrols Corporation
  Taco Cabana, Inc.                 10/16/00      109.8     153.1    0.9      6.0      9.4       8.2     1.9     117.5%     109.6%
Caxton-Iseman Capital, Inc.
  Buffets Inc.                        6/5/00      642.7     591.9    0.6      5.2      8.3      14.1     2.0       8.1%       7.6%
Acapulco Acquisition Corp.
  El Torito                           3/1/00      119.7     129.5    0.6       NA       NA        NA      NA         NA         NA
Capricorn Investors III L.P.
  TCBY Enterprises, Inc              2/10/00      139.3     130.3    1.4       NM       NM        NM     1.8      68.4%      62.7%
American Securities Capital Partners
  El Pollo Loco                      11/1/99      113.1     128.3    0.9      5.2       NA        NA      NA         NA         NA
SR Acquisition Corp.
  Scott's Restaurants Inc. (h)        6/1/99     $236.8    $167.4    0.5      3.8      6.7      14.0     1.2       9.2%      35.7%


                                                                             Summary Multiples & Premia
                                                            High     1.4x     6.0x     9.4x     14.1x    2.0x    117.5%     109.6%
                                                         Average     0.7      4.5      8.0      11.9     1.5      45.0%      47.2%
                                                          Median     0.6      5.1      8.3      11.8     1.4      35.9%      44.4%
                                                             Low     0.2      2.2      6.7       8.2     0.7       8.1%       7.6%

Notes
--------------------------------------------------------------------------------
Note: Fiscal years ending between November 31 and February 1 not calendarized-- all other data calendarized to conform to December 31 fiscal year end.

(a) Assumes outstanding options with exercise prices below their respective offer price are exercised and proceeds from such exercise are used to repurchase common stock at the market price (treasury method).

(b) Calculated as Equity Value plus total debt, minority interest (at book value unless otherwise noted) and preferred stock, less cash & equivalents.

(c) Represents Revenues or Net Sales.

(d) Earnings before Interest, Taxes, Depreciation and Amortization.

(e) Earnings before Interest and Taxes.

(f) Common Shareholders' Equity.

(g) Transaction is pending and excluded from summary statistics.

(h) Monetary Values are shown in Canadian Dollars.


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

Valuation Considerations
-------------------------------------------------------------------------------
Discounted Cash Flow Analysis Methodology Overview

 .  Discounted Cash Flow Analysis

    . Estimates value of the company based on its projected future free cash flows discounted at a rate reflecting risks inherent in its business and capital structure.

    . Among the most scientific and theoretically precise valuation methodologies.

       . Despite rigorous theoretical foundations, the valuation parameters derived through the Discounted Cash Flow ("DCF") methodology are driven primarily by long-range forecasts, which attempt to model the numerous company, industry-specific and macroeconomic factors affecting the company's results.

       . The terminal value component of a DCF analysis generally accounts for the majority of the ultimate implied value and is extremely sensitive to the cumulative effects of the underlying operating assumptions.

       . Consequently, the long-term projections and choice of terminal value exit multiple occupy a central role in determining a company's value under this analytical framework.


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

Valuation Considerations
--------------------------------------------------------------------------------
Discounted Cash Flow Analysis

($ in millions)

===================================================================================================================================
                                                                    Projected (a)                                         CAGR
                                              -----------------------------------------------------------              -----------
Fiscal Years Ended December 31,               2001       2002       2003       2004       2005       2006              2001 - 2006
-----------------------------------------------------------------------------------------------------------------------------------
Revenue                                     $  115.9   $  120.8   $  126.6   $  132.9   $  138.6   $  142.8                    4.3%
EBITDA                                           8.8        9.6       10.7       11.5       12.5       13.1                    8.3%
EBIT                                             4.7        5.4        6.4        7.0        7.9        8.5                   12.8%
   Less: Cash Taxes                             (1.7)      (2.0)      (2.4)      (2.7)      (3.1)      (3.3)
                                            --------   --------   --------   --------    -------   --------
EBIAT                                            3.0        3.4        3.9        4.3        4.8        5.2                   11.7%
   Plus: Depreciation & Amortization             4.1        4.2        4.3        4.5        4.6        4.6
   Less: Capital Expenditures                   (2.7)      (3.7)      (2.5)      (2.5)      (2.3)      (1.3)
   Less: Change in Net Working Investment       (0.6)      (0.6)      (0.7)      (0.7)      (0.7)      (0.6)
                                            --------   --------   --------   --------    -------   --------
Unlevered Free Cash Flow                    $    3.8   $    3.3   $    5.1   $    5.5   $    6.4   $    7.9                   15.7%
                                            ========   ========   ========   ========   ========   ========
-----------------------------------------------------------------------------------------------------------------------------------

Discount Rate                                   14.0%                            15.0%                            16.0%
                                   ------------------------------   ------------------------------   ------------------------------
Terminal EBITDA Multiple             4.0 x      4.5 x      5.0 x      4.0 x      4.5 x      5.0 x      4.0 x      4.5 x      5.0 x
===================================================================================================================================
2006 EBITDA                        $   13.1   $   13.1   $   13.1   $   13.1   $   13.1   $   13.1   $   13.1   $   13.1   $   13.1

Terminal Value                         52.5       59.1       65.6       52.5       59.1       65.6       52.5       59.1       65.6
  PV of Terminal Value (b)             23.9       26.9       29.9       22.7       25.5       28.4       21.5       24.2       26.9
  PV of Free Cash Flows (b)            19.5       19.5       19.5       18.9       18.9       18.9       18.3       18.3       18.3
                                   --------   --------   --------   --------   --------   --------   --------   --------   --------
Implied Aggregate Value            $   43.4   $   46.4   $   49.4   $   41.6   $   44.4   $   47.3   $   39.9   $   42.6   $   45.3
  Plus: Cash & Equivalents (c)          2.7        2.7        2.7        2.7        2.7        2.7        2.7        2.7        2.7
  Less: Total Debt (d)                 (2.7)      (2.7)      (2.7)      (2.7)      (2.7)      (2.7)      (2.7)      (2.7)      (2.7)
                                   --------   --------   --------   --------   --------   --------   --------   --------   --------
Implied Value of Total Equity      $   43.4   $   46.4   $   49.4   $   41.6   $   44.4   $   47.3   $   39.9   $   42.6   $   45.3
                                   ========   ========   ========   ========   ========   ========   ========   ========   ========
  Less: Preferred Stock                 0.0        0.0        0.0        0.0        0.0        0.0        0.0        0.0        0.0
                                   --------   --------   --------   --------   --------   --------   --------   --------   --------
Implied Value of Common Equity     $   43.4   $   46.4   $   49.4   $   41.6   $   44.4   $   47.3   $   39.9   $   42.6   $   45.3
                                   ========   ========   ========   ========   ========   ========   ========   ========   ========
Implied Value per PEPPER
 Share (d)                         $   9.97   $  10.65   $  11.32   $   9.56   $  10.20   $  10.84   $   9.17   $   9.78   $  10.39
                                   ========   ========   ========   ========   ========   ========   ========   ========   ========
Aggregate Value as a Multiple
 of LTM EBITDA                         4.6x       4.9x       5.3x       4.4x       4.7x       5.0x       4.2x       4.5x       4.8x
-----------------------------------------------------------------------------------------------------------------------------------

(a) Projections for 2001-2006 as per Management Base Case as of May 22, 2001.
(b) Present values as of January 1, 2001.
(c) As per Form 10-Q dated April 1, 2001.
(d) Based on 4.324 million shares outstanding and 1.179 million options outstanding with average exercise prices ranging from $5.56 to $19.88, as per Management Option Summary dated April 24, 2001. Calculated pursuant to the treasury stock method. Assumes options outstanding vest upon change of control.


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

Valuation Considerations
--------------------------------------------------------------------------------
Weighted Average Cost of Capital Analysis


($ in millions except per share data)
--------------------------------------------------------------------------------

I.     Cost of Debt (Kd):
                  Estimated All-In Cost for Company                                       5.3%
                  Marginal Tax Rate                                                      36.0%

                             Kd = 5.3% * (1- 36.0%) =                                     3.4%

II.    Cost of Preferred (Kp):
                  Estimated All-In Cost for Company                                       0.0%

III.   Cost of Equity (Ke):
                  Risk Free Rate (20-year T-Bond Yield) (a)                               5.1%
                  Target Beta (see calculation below)                                     0.66
                  Market Risk Premium (b)                                                 9.1%
                  Micro-Cap Stock Premium (c)                                             4.3%

                             Ke = 5.1% + 0.66 * 9.1%+ 4.3% =                             15.4%

IV.    Weighted Average Cost of Capital (K):
                  Target Debt to Market Cap. Ratio (d)                                    6.6%
                  Target Preferred to Market Cap. Ratio (d)                               0.0%
                  Implicit Market Equity to Market Cap. Ratio                            93.4%

                             K = (3.4% * 6.6%) + (0.0% * 0.0%) + (15.4% * 93.4) =        14.6%
                                                                                         =====

--------------------------------------------------------------------------------
(a)  United States 10-year Treasury Note rate as of June 25, 2001.
(b) Target beta equals average unlevered beta for comparable group * [1+(1- tax rate) * (target debt to equity ratio) + (target preferred to equity ratio)].
(c)  As per Ibbotson's Estimates.
(d)  As per Ibbotson's Estimates.
(e) Debt to Cap Ratio based on Latest 10-Q and Market value implied by the offer price of $8.75 a share.

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

Valuation Considerations
-------------------------------------------------------------------------------
Illustrative Leveraged Buyout Analysis Methodology Overview

 . Provides a current market review of the range of hypothetical purchase prices achievable by a third-party financial buyer.

    . This analysis is contingent upon the following assumptions, among others: determination of acceptable capital structure to finance the leveraged buyout; interest rate and return requirements for various debt and equity financing sources; refinancing terms and required equity rates of return for the primary equity investor.

 . Leveraged buyout ("LBO") analyses are unique to specific points in time as they are subject to constantly changing financial market environments.

    . Current LBO parameters generally include: target equity rates of return of approximately 25% to 40%; equity investment of 25% to 35% of total capitalization, or greater; maximum debt to EBITDA ratios of approximately 2 to 4 times, depending on the quality of the company, its inherent credit characteristics and current market conditions.

    . Because capital markets are dynamic in nature, given a set of operating forecasts, the outcome of an LBO analysis may vary widely at various points in time as investors and lenders react to exogenous and endogenous factors impacting the markets.



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

Valuation Considerations
--------------------------------------------------------------------------------
Leveraged Buyout Analysis

($ in millions)
===================================================================================================================================
Illustrative Exit Multiple                      4.0x                             4.5x                           5.0x
-----------------------------------------------------------------------------------------------------------------------------------
2006 Projected EBITDA                         $  13.1                          $  13.1                         $  13.1

Implied 2006 Aggregate Value                  $  52.5                          $  59.1                         $  65.6

  Plus: 2006 Cash                             $   6.7                          $   6.7                         $   6.7
  Less: 2006 Total Debt                           0.0                              0.0                             0.0
  Less: 2006 Preferred Stock
   & Minority Interest                            0.0                              0.0                             0.0
                                              -------                          -------                         -------
Implied 2006 Equity Value                     $  59.2                          $  65.7                         $  72.3
                                              =======                          =======                         =======

Required Return                      25.0%      30.0%      35.0%      25.0%      30.0%      35.0%      25.0%      30.0%      35.0%
                                   ------------------------------   ------------------------------   ------------------------------
Implied Max. Common Equity
 Contribution                      $   16.4   $   13.1   $   10.5   $   18.2   $   14.5   $   11.7   $   20.0   $   16.0   $   12.9
                                   --------   --------   --------   --------   --------   --------   --------   --------   --------
  Plus: New Debt (b)                   25.8       25.8       25.8       25.8       25.8       25.8       25.8       25.8       25.8
  Less: Required Cash                  (1.0)      (1.0)      (1.0)      (1.0)      (1.0)      (1.0)      (1.0)      (1.0)      (1.0)
  Less: Transaction Fees               (1.5)      (1.5)      (1.5)      (1.5)      (1.5)      (1.5)      (1.5)      (1.5)      (1.5)
                                   --------   --------   --------   --------   --------   --------   --------   --------   --------
Implied Aggregate Value            $   39.7   $   36.4   $   33.8   $   41.5   $   37.8   $   35.0   $   43.3   $   39.3   $   36.2

  Less: Refinanced Debt                (2.7)      (2.7)      (2.7)      (2.7)      (2.7)      (2.7)      (2.7)      (2.7)      (2.7)
  Plus: Cash on Balance Sheet (c)       2.7        2.7        2.7        2.7        2.7        2.7        2.7        2.7        2.7
                                   --------   --------   --------   --------   --------   --------   --------   --------   --------
Implied Max. Transaction Equity
 Value                             $   39.7   $   36.4   $   33.9   $   41.5   $   37.9   $   35.0   $   43.4   $   39.3   $   36.2
  Less: Preferred Stock                 0.0        0.0        0.0        0.0        0.0        0.0        0.0        0.0        0.0
                                   --------   --------   --------   --------   --------   --------   --------   --------   --------
Implied Max. Value of Common
 Equity                            $   39.7   $   36.4   $   33.9   $   41.5   $   37.9   $   35.0   $   43.4   $   39.3   $   36.2
                                   ========   ========   ========   ========   ========   ========   ========   ========   ========
Implied Price per PEPPER Share     $    9.13  $    8.38  $    7.80  $    9.55  $    8.71  $    8.07  $    9.96  $    9.04  $    8.33
                                   ========   ========   ========   ========   ========   ========   ========   ========   ========
Premium to Current PEPPER Price
 ($7.70)                               18.6%       8.9%       1.4%      24.0%      13.2%       4.8%      29.3%      17.4%       8.2%

Implied Aggregate Value as a
 Multiple of:
  LTM EBITDA ($9.4)                     4.2x       3.9x       3.6x       4.4x       4.0x       3.7x       4.6x       4.2x       3.9x
  2001E EBITDA ($8.8)                   4.5x       4.1x       3.8x       4.7x       4.3x       4.0x       4.9x       4.5x       4.1x
------------------------------------------------------------------------------------------------------------------------------------

(a) 2001 - 2006 projected data as per Management Base Case as of May 22, 2001.
(b) Maximum total debt of $25.8 million (2.75x LTM EBITDA).
(c) As per Form 10-Q dated April 1, 2001.


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

Valuation Considerations
--------------------------------------------------------------------------------
Leveraged Buyout Analysis

($ in millions)
----------------------------------------------------------------------------------------------------------------------------------
Illustrative Price per PEPPER Share    $ 8.00   $ 8.25   $ 8.50   $ 8.75   $ 9.00   $ 9.25   $ 9.50   $ 9.75   $ 10.00   $ 10.25
----------------------------------------------------------------------------------------------------------------------------------
Premium / Discount
 to:  Current Stock Price ($7.70) (a)     3.9%     7.1%    10.4%    13.6%    16.9%    20.1%    23.4%    26.6%     29.9%     33.1%
      52-week High ($13.63)             (41.3)%  (39.4)%  (37.6)%  (35.8)%  (33.9)%  (32.1)%  (30.3)%  (28.4)%   (26.6)%   (24.8)%
      52-week Low ($5.13)                56.1%    61.0%    65.9%    70.7%    75.6%    80.5%    85.4%    90.2%     95.1%    100.0%

Diluted Shares Outstanding (b)          4.340    4.343    4.344    4.346    4.348    4.350    4.351    4.353     4.354     4.356

Equity Value                           $ 34.7   $ 35.8   $ 36.9   $ 38.0   $ 39.1   $ 40.2   $ 41.3   $ 42.4   $  43.5   $  44.6
----------------------------------------------------------------------------------------------------------------------------------
Total Aggregate Value                    34.7     35.8     36.9     38.0     39.1     40.2     41.3     42.4      43.5      44.6

2.75x LTM EBITDA
   New Equity Requirement
     Rollover (40.16%)                 $ 11.4   $ 14.3   $ 14.8   $ 15.2   $ 15.6   $ 16.1   $ 16.5   $ 16.9   $  17.4   $  17.8
     New Equity                           0.0      0.0      0.0      0.0      0.2      0.9      1.5      2.2       2.9       3.5

Total New Equity as a %
  of Total Capitalization                 0.0%     0.0%     0.0%     0.0%     0.4%     2.0%     3.5%     4.9%      6.2%      7.5%
5.8-Year Returns to New
  Common Equity
      4.0 x                              39.0%    28.0%    27.3%    26.7%    25.8%    24.3%    23.0%    21.7%     20.5%     19.4%
      4.5                                42.0%    30.3%    29.7%    29.0%    28.1%    26.6%    25.3%    24.0%     22.8%     21.6%
      5.0                                44.7%    32.5%    31.8%    31.2%    30.3%    28.7%    27.3%    26.0%     24.8%     23.7%
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

(a) Closing stock price on June 25, 2001.

(b) Based on 4.324 million shares outstanding and 1.179 million options outstanding with average exercise prices ranging from $5.56 to $19.88, as per Management Options Summary dated 4/24/01. Calculated pursuant to the treasury stock method. Assumes all options outstanding vest upon change of control.


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

Valuation Considerations
-------------------------------------------------------------------------------
Analysis of Selected Premiums Paid Methodology Overview

Estimates value of company in change of control transaction based on premiums implied by a universe of similar transactions

 . The analysis adequately considers historical control premiums for similar transactions and applies them to the current market valuation of the company

 . This analysis does not adequately account for the company's individual dynamics or future performance, which are reflected only in its current stock price.

 . The analysis applies a broad universe of transactions and does not focus on pure comparable companies.



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Valuation Considerations
--------------------------------------------------------------------------------
Analysis of Selected Premiums Paid in Acquisition Transactions

===================================================================================================================================
PEPPER Stock Price One Day Prior (03/22/01)                $  6.63                           Premiums to Closing Price
                                                                                 --------------------------------------------------
PEPPER Stock Price One Month Prior (02/22/01)                 6.50                    One Day Prior               One Month Prior
                                                                                 ----------------------        --------------------
                                                                                 Average         Median        Average       Median
-----------------------------------------------------------------------------------------------------------------------------------
Analysis of Selected Transactions
  Selected Transactions since 1998 (a)                                            28.4%           20.0%         34.2%         23.3%
  Selected Cash-Only Transactions since 1998 (b)                                  24.4            18.5          29.8          21.8

Value per PEPPER Share By Stock Price One Day Prior
  Selected Transactions since 1998 (a)                                           $8.51           $7.95         $8.89         $8.17
  Selected Cash-Only Transactions since 1998 (b)                                  8.24            7.85          8.60          8.07

Value per PEPPER Share By Stock Price One Month Prior
  Selected Transactions since 1998 (a)                                           $8.35           $7.80         $8.73         $8.01
  Selected Cash-Only Transactions since 1998 (b)                                  8.09            7.70          8.44          7.91
-----------------------------------------------------------------------------------------------------------------------------------

(a) Source: Thomson Financial Securities Data. Based on 546 transactions with aggregate values between $25 million and $100 million.
(b) Source: Thomson Financial Securities Data. Based on 445 transactions with rank values between $25 million and $100 million.



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

Valuation Considerations
-------------------------------------------------------------------------------
Premiums Analysis at Various Prices

------------------------------------------------------------------------------------------------------------------------------------
                                                      Initial             5/22/00   Current
                                                      Proposal           Proposal   Proposal
Premium (Discount) to:                                  $8.00    $8.25     $8.50      $8.75   $9.00   $9.25   $9.50   $9.75   $10.00
------------------------------------------------------------------------------------------------------------------------------------

Stock Price on 3/22/01 ($6.63)                          20.8%    24.5%     28.3%      32.1%   35.8%   39.6%   43.4%   47.2%    50.9%
52-Week High ($13.63) (a)                              (41.3)   (39.5)    (37.6)     (35.8)  (34.0)  (32.1)  (30.3)  (28.5)   (26.6)
52-Week Low ($5.13) (a)                                 55.9     60.8      65.7       70.6    75.4    80.3    85.2    90.1     94.9

Stock Price One Month Prior ($6.50) (a)                 23.1%    26.9%     30.8%      34.6%   38.5%   42.3%   46.2%   50.0%    53.8%
Stock Price Three Months Prior ($5.50) (a)              45.5     50.0      54.5       59.1    63.6    68.2    72.7    77.3     81.8
Stock Price Six Months Prior ($8.50) (a)                (5.9)    (2.9)      0.0        2.9     5.9     8.8    11.8    14.7     17.6

Average Stock Price One Month Prior ($6.25) (a)         28.0%    32.0%     36.0%      40.0%   44.0%   48.0%   52.0%   56.0%    60.0%
Average Stock Price Three Months Prior ($6.18) (a)      29.5     33.6      37.6       41.7    45.7    49.8    53.8    57.8     61.9
Average Stock Price Six Months Prior ($6.81)(a)         17.5     21.2      24.8       28.5    32.2    35.8    39.5    43.2     46.9
------------------------------------------------------------------------------------------------------------------------------------

(a)  As of 3/23/2001, date of the original acquisition proposal



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

Valuation Considerations
--------------------------------------------------------------------------------
Analysis at Various Prices


($ in millions)
===================================================================================================================================
Illustrative Price per PEPPER Share                            $   8.00    $   8.25    $   8.50    $   8.75    $   9.00    $   9.25
-----------------------------------------------------------------------------------------------------------------------------------
Premium/(Discount) to:  Current Stock Price ($7.70)(a)             3.9%       7.1%        10.4%       13.6%       16.9%       20.1%
                        52-week High ($13.63)                   (41.3)%    (39.4)%      (37.6)%     (35.8)%     (33.9)%     (32.1)%
                        52-week Low ($5.13)                       56.1%      61.0%        65.9%       70.7%       75.6%       80.5%

Shares Outstanding                                                4.324      4.324        4.324       4.324       4.324       4.324
  Options Outstanding, before share repurchases                   0.086      0.086        0.086       0.086       0.086       0.086
  Weighted Average Exercise Price                                 $6.44      $6.44        $6.44       $6.44       $6.44       $6.44
  Options Outstanding, net of repurchases                         0.017      0.019        0.021       0.023       0.024       0.026
                                                               --------   --------     --------    --------    --------    --------
Diluted Shares Outstanding (b)                                    4.340      4.343        4.344       4.346       4.348       4.350
Common Equity Value                                            $   34.7   $   35.8     $   36.9    $   38.0    $   39.1    $   40.2
-----------------------------------------------------------------------------------------------------------------------------------
  Plus: Total Debt (c)                                              2.7        2.7          2.7         2.7         2.7         2.7
  Less: Cash &  Equivalents (c)                                    (2.7)      (2.7)        (2.7)       (2.7)       (2.7)       (2.7)
                                                               --------   --------     --------    --------    --------    --------
Enterprise Value                                               $   34.7   $   35.8     $   36.9    $   38.0    $   39.1    $   40.2
-----------------------------------------------------------------------------------------------------------------------------------

Enterprise Value as a Multiple of:
                                        Statistic (c)
                                        -------------
  Revenue                      LTM         $ 115.2               0.30 x     0.31 x       0.32 x      0.33 x      0.34 x      0.35 x
                             2001E           115.9               0.30       0.31         0.32        0.33        0.34        0.35
                             2002P           120.8               0.29       0.30         0.31        0.31        0.32        0.33

  EBITDA                       LTM         $   9.4                3.7 x      3.8 x        3.9 x       4.0 x       4.2 x       4.3 x
                             2001E             8.8                3.9        4.1          4.2         4.3         4.4         4.6
                             2002P             9.6                3.6        3.7          3.8         4.0         4.1         4.2

  EBIT                         LTM         $   5.2                6.7 x      6.9 x        7.1 x       7.4 x        7.6 x      7.8 x
                             2001E             4.7                7.5        7.7          7.9         8.2          8.4        8.6
                             2002P             5.4                6.5        6.7          6.9         7.1          7.3        7.5

Illustrative Price per PEPPER Share as a Multiple of:

  Earnings per Share           LTM         $  0.65               12.2 x     12.6 x       13.0 x      13.4 x        13.8 x    14.1 x
                             2001E            0.68               11.7       12.1         12.4        12.8          13.1      13.5
                             2002P            0.80               10.0       10.3         10.6        10.9          11.2      11.6
-----------------------------------------------------------------------------------------------------------------------------------

(a) Based on closing stock price on June 25, 2001.
(b) Based on 4.324 million shares outstanding and 1.179 million options outstanding with average exercise prices ranging from $5.56 to $19.88, as per Management Options Summary dated 4/24/01. Calculated pursuant to the treasury stock method. Assumes all options outstanding vest upon change of control.
(c) As per Form 10-Q dated April 1, 2001.
(d) Projections for 2001 -2002 as per Management Base Case as of May 22, 2001.



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

-------------------------------------------------------------------------------
IV. Fairness Opinion Letter



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